Montana Critical Metals

Montana Critical Metals has a new critical metals & rare earth element extraction technology. We believe MCM is poised to apply this technology to the 700+ coal fly ash (CFA) hazardous waste sites in the US.

Invest

$100 minimum investment

DEADLINE: January 21, 2027

in 3 months

SHARE PRICE

$2

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$12,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Dr. Layton founded Montana Critical Metals Inc. after realizing that despite the apparent **$200M+ liability** of toxic waste coal fly ash at electric power generating plants and landfills that can pollute drinking water with toxins such as boron, arsenic, and lead, site ash contains extremely valuable metals such as aluminum, gallium, germanium, scandium, titanium, magnesium, neodymium, copper and dozens of other commodity metals.

SUCCESS TO DATE

- MCM has a Beneficial Use Designation granting it access to **tens of millions of tons of ash**
- MCM has **two energy campuses in Montana** with other opportunities nationally and globally

PROBLEM & SOLUTION



MCM's technology extracts the rare earth minerals present in coal ash using domestically available technology. MCM's production levels will enable domestic products such as solar panels, mobile phones, computers, fiber-optic cables, semiconductors, banknotes, and defense, aerospace, transportation, and medical applications to be produced at higher performance levels and lower costs.

For example, 1 kg of scientific-grade scandium which our technology has extracted has an extrapolated market value of over $1,000,000.



CFA ponds at a coal fired power plant



Semiconductors / chips



Solar panel arrays

BUSINESS MODEL

Future revenue streams are planned to come from forward contracts and sales of the CMs, REEs, and cement additives, pozzolans, and valuable oxides to select governments and industries.

MARKET

According to International Energy Agency, today's aggregate market value of **key energy transition minerals is about $325B, expanding to over $700B by 2040.**

MCM processes could expand the market considerably, by being able to bring more materials to market without mining processes and associated high costs.

Medium-term (2025-2035) criticality matrix



Critical
Near Critical
Not Critical
Importance to energy
High
Low
4
3
2
1
Uranium
Lithium
Nickel
Copper
Electrical Steel
Silicon
Cobalt
Graphite
Gallium
Platinum
Magnesium
Silicon Carbide
Dysprosium
Iridium
Neodymium
Praseodymium
Terbium
Manganese
Titanium
Aluminum
Fluorine
Phosphorus
Tellurium
1
2
3
4
Low
Supply risk
High

U.S. Department of Energy's (DOE's) most recent critical materials assessment, the 2023 DOE Critical Materials Assessment

Market Opportunity

Growing Demand for Critical Minerals

- Critical minerals are essential for electronics, defense systems, and renewable energy technologies.
- The US government has identified CFA as a new mineral resource, highlighting the strategic importance of domestic critical mineral supply chains.

Supply Chain Risks

- Geopolitical tensions and market immaturity pose risks to global critical mineral supply.
- Natural disasters and other disruptions can impact availability, emphasizing the need for reliable domestic sources.

TEAM



Dr. Bradley Layton

President and acting CTO

Bradley has a PhD in Biomedical Engineering, an MS in Mechanical Engineering from the University of Michigan, and a BS in Mechanical Engineering from the Massachusetts Institute of Technology (MIT).

He is a Licensed Professional Engineer (PE) in CO, ID, MT, PA, UT, and CA.

Dr. Layton has worked in sustainable technology for 20+ years, including the design and implementation of Missoula's zero waste plan, is author of Zero Waste in the Last Best Place, and fosters a trusted relationship with a broad base of supporters.



L. Thomas Heiser

Treasurer, acting CEO

Tom holds a BS, Business Administration and minored in Economics from Rockford University, and took 3 years of Engineering courses at Rock Valley College. He took courses in Mergers and Acquisitions from the University of Chicago.

In over 32 years with Hitachi, Tom served as Sr. Vice President and General Manager Sales & Operations, Hitachi Electronic Device USA, and a Vice President and General Manager Sales, Hitachi Electronic Device USA General Manager Sales, and Hitachi Electronic Device USA Deputy General Manager.

Tom was President and CEO of Hitachi Electronic Devices USA (HEDUS) in 2010 - 2017, where he led all strategic corporate decisions including, investment strategy, employee relations, sales contracts, manufacturing, and profitability. He reported progress to the Board of Directors of HEDUS and purchased HEDUS from Hitachi America and represented Hitachi America in the sale and eventual reorganization of HEDUS into the JDI Group.



Michael Holecek

Vice-President, Chief Sales Officer

An innovator in the field of bio-physics, bio-chemistry and ecological design. Mr. Holecek has administration and leadership experience with integrated land-use design, energy-efficiency design, analysis of solar building systems, and applications of sustainable economic development models. Serve as Executive Director of Huerfano County Economic Development from 1990-94. A 5 year Intern with Richard Crowther AIA, Denver. As Assistant Designer of panelized structural concrete systems for residential solar construction.

Owner of Terra-Homes, Inc. Denver, CO 1984-91~ developer of an insulated lean-concrete casting system in conjunction with Gates Concrete Forming, Rodgers Concrete On-site Batching, Rocky Mountain Fly Ash , Chen and Associates Quality Labs and Brothers Redevelopment. Terra-Homes developed a lean-concrete on-site mixing formulas of lean concrete with fly ash mixtures approved from the City and County of Denver, and approval by C.H.F.A. (Colorado Housing Finance Authority). Projects include the El Portal Housing Project, the Atrium House Denver and Vail House La Veta, CO using pumice-crete / fly ash casting system.

His bio-chemistry background with soil health and plant vitality, came from working many years with permaculture design principles at the High Altitude Permaculture Institute in Basalt, CO. His related projects include the development and manufacture of plant-based nutrition products, utilizing algal and plant concentrates, working with Dr. Mitchell May of Synergy Company and Desert Lake Algae Technologies in Klamath Lake, Oregon.

He is the co-founder of Algae Aqua-culture Technologies (A.A.C.T.), advance greenhouse design for bio-refinery of algae based energy and bio-stimulants for the agriculture markets in Whitefish, Montana. Co-Founder of BioCarbon Technologies producing certified organic soil nutrients and biocarbon-based water treatment medias based in Missoula, Montana.



Willard (Woody) Neeley

Secretary, acting as COO, Project Manager, Sales Engineer, and Business Development Manager

Woody received a Project Management Professional (PMP) certification from the Project Management Institute) and holds a BS in Electrical Engineering from Syracuse University. He has held FINRA Series 6 & 63 securities licenses, sponsored by the Metropolitan Life Insurance Company (MetLife).

As a business analyst, project manager, and data analyst on “Wall Street”, Woody was a consultant to or employee of Accenture, AIG, Bank of America, Bankers Trust, BNP Paribas, Citigroup, Credit Suisse, Deutsche Bank, FNMA (“Fannie Mae”), General Electric Capital Treasury, Genworth, HSBC, IBM Global Treasury, Lehman Brothers, Legg Mason, Morgan Stanley, PricewaterhouseCoopers (PwC), Reuters (Thomson Reuters), Royal Bank of Scotland, Sanford Bernstein, Scotiabank, Tudor Investment Corp, and Yale University.

His career also includes providing project management and consulting to the Central Intelligence Agency (CIA), on a high technology R&D project.



David Westfall

Treasurer, Acting Chief Financial Officer

As a member of the management team, Dave leads efforts to develop a business model based on the “Hierarchy of Success”

Dave brings more than 30 years of leadership in consumer electronics, spanning international sales, retail operations, and strategic growth. As Vice President of Global Exports for Klipsch, he built and managed the Asia-Pacific distribution network, overseeing 20 distributors across 14 countries from Japan to Australia while driving brand presence and revenue in key international markets.

Before Klipsch, Dave led the purchasing department at Ultimate Electronics in Denver, where his team expanded the chain from 16 to 36 storefronts and grew annual sales from 150 million dollars to 350 million dollars. He designed and implemented company-wide forecasting and inventory allocation systems, strengthened vendor partnerships, and led an 11-person buying team through complex program negotiations to improve margins and operational efficiency.

In addition to his business degree, Dave holds a Montana real estate license with a focus on relocation and commercial real estate, positioning him at the intersection of business strategy, property, and regional development. He brings this combination of operational expertise, deal-making experience, and a broad professional network to Montana Critical Metals, helping the company navigate growth, partnerships, and market expansion opportunities.

INVESTOR INVITATION

Most investors do not want to profit at the expense of cleaner air, cleaner water, and polluted land. Montana Critical Metals Inc. operates under the Montana Constitution, which aims to provide its citizens access to clean air and water.

In contrast to superfund sites like The Berkeley Pit, which earned Montana the title of The Treasure State, Montana Critical Metals Inc. uses modern advanced technologies to extract, sequester and commoditize over fifty commodity metals and cementitious materials.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Management Comp.	$247,000	20.0%
Consumables	$247,000	20.0%
Technicians Salary	$123,500	10.0%
Conferences	$308,750	25.0%
Independent Testing	$123,500	10.0%
Legal	$124,735	10.1%
Intermediary fees	$60,515	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Montana Critical Metals Inc. This offering must reach its target of at least $10,000 by its offering deadline of January 21, 2027 at 12:00am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,617,500 shares
× $2 per share

$13,235,000 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

Audited financial statements

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Montana Critical Metals has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn

UPDATES

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